As filed with the Securities and Exchange Commission on December 8, 2023.
Registration No. 333-188817
Registration No. 333-194894

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form F-3
REGISTRATION STATEMENT NO. 188817

Form F-3
REGISTRATION STATEMENT NO. 194894

UNDER
THE SECURITIES ACT OF 1933

GasLog Ltd.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

Bermuda (State or other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

GasLog Ltd.
c/o GasLog LNG Services Ltd
69 Akti Miaouli
18537 Piraeus Greece
+30 210 459 1000
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

With copies to:

D. Scott Bennett, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: Not Applicable

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

†The term “new or revised financial accounting standard” refers to any updated issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statements on Form F-3 (each, a “Registration Statement” and collectively, the “Registration Statements”):

(1)
Registration Statement on Form F-3 (Registration No. 333-188817) filed by GasLog Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on May 24, 2013, as amended by pre-effective amendments No. 1 and No. 2 to the Registration Statement on Form F-3, filed with the SEC on July 2, 2013 and on August 2, 2013, respectively, registering (a) an indeterminate number of common shares, preference shares, debt securities, warrants, rights and units up to an aggregate public offering price of $500,000,000 of any combination of the securities of the Registrant and (b) 36,717,774 common shares to be sold from time to time by the selling shareholders to be named in a prospectus supplement; and

(2)
Registration Statement on Form F-3 (Registration No. 333-194894) filed by the Registrant with the SEC on March 28, 2014, registering 39,459,598 common shares of the Registrant to be sold from time to time by the selling shareholders to be named in a prospectus supplement.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to terminate the offerings and remove from registration the securities that have not been sold pursuant to the prospectus contained in the Registration Statements.

In accordance with an undertaking in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities which had been registered under the Registration Statements but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all securities of the Registrant which have been registered for issuance under the Registration Statements but remain unsold. The Registration Statements are hereby amended to reflect the termination of the offerings and the removal from registration of  any and all securities of the Registrant which have been registered for issuance under the Registration Statements but remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 8, 2023.

GASLOG LTD.

By:	/s/ Paolo Enoizi
	Name:	Paolo Enoizi
	Title:	Chief Executive Officer